Form N-SAR, Sub-Item 77D

Policies with respect to security investments

Nuveen New York Municipal Value Fund, Inc.
811-05238




The Board of the above referenced Fund approved changes to the Fund s investment policies regarding AMT securities.
The Fund added an AMT policy that the Fund will invest no more than 20% in AMT-eligible municipal securities.